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                                                                    Exhibit 11.1


                       COMPUTATION OF EARNINGS PER SHARE


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                                                                        Three Months Ended
                                                                            January 31,
                                                                   ----------------------------
                                                                       2002            2003
                                                                   (unaudited)     (unaudited)
                                                                   ------------    ------------
      Numerator:
      Net income from continuing operations ....................   $    753,974    $    109,045
      (Loss) from discontinued operations ......................       (267,468)        (29,501)
                                                                   ------------    ------------
      Net income (loss) available to common shareholders .......        486,506          79,544

      Denominator:
      Denominator for basic earnings per share-weighted-average
        shares .................................................     10,214,545      10,046,556
      Effect of dilutive securities:
      Employee stock options ...................................        489,841         366,283
                                                                   ------------    ------------

      Denominator for diluted earnings per share adjusted
        weighted-average shares and assumed conversions ........     10,704,386      10,412,839

      Basic and diluted earnings (loss) per share:

      Earnings from continuing operations ......................   $       0.07    $       0.01
      Discontinued operations ..................................          (0.02)           --
                                                                   ------------    ------------
      Net earnings per share ...................................   $       0.05    $       0.01
                                                                   ============    ============
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